Exhibit 10.1

CONTRACT FOR EMPLOYMENT

Maison Solutions Inc., a Delaware corporation, located at 127 N Garfield Avenue, Monterey Park, California 91754, (hereinafter referred to as “Employer”), and XI (JACOB) CAO, residing at 14101 Moore Ct, Irvine, CA 92606, (hereinafter referred to as “Executive”), in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1. EMPLOYMENT

Agreement Subject to Termination

Section 1.01. Executive’s employment under this Agreement shall be for an unspecified term, on an “at-will” basis. If Executive is in violation of this Agreement, Employer may terminate employment without notice and with one-month salary as compensation to Executive. The compensation paid under this Agreement shall be the Executive’s exclusive remedy.

ARTICLE 2. DUTIES OF EXECUTIVE

Employment as Chief Final Officer

Section 2.01. Executive is hereby hired to perform services for Employer as Chief Operations Officer (“COO”).

Time and Attention

Section 2.02. Executive agrees to devote all of Executive’s time, attention, and energy to the performance of Executive’s duties as COO, subject to the direction and control of the Board of Directors of Employer. Executive will represent the local management team of Employer.

Competitive Activities

Section 2.03. During the term of this contract Executive shall not, directly or indirectly, either as an employee, executive, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Employer.

Non-Compete Following Sale of Company

Section 2.04. Upon sale of all of his ownership interest in the Company, Executive agrees to refrain from carrying on a similar business within 25 mile radius of the location of the Company, for a period of 10 years.

Duties

Section 2.05. Executive shall perform all duties of overseeing the operating strategies of the Company, including, but not limited to, implementing new policies, assisting in the Company’s strategic growth and other duties as may be assigned by the Company, its Board of Directors or Chief Executive Officer.

Adherence to Rules

Section 2.06. Executive at all times during the performance of this Agreement shall strictly adhere to and obey all the rules and regulations as set forth by the Board of Directors of Employer. Executive will report to the Board of Directors of Employer. Executive understands that Employer strictly disallows any unlawful practice and Executive is personally responsible for any such violation(s).

Satisfactory Performance of Duties

Section 2.07. The employment of Executive shall continue only as long as the services rendered by Executive are satisfactory to Employer, notwithstanding any other provision contained in this agreement. Employer shall be the sole judge as to whether the services of Executive are satisfactory. Executive agrees to obtain written permission from the Board of Directors before any major changes or any financial arrangement prior to implementation.

ARTICLE 3. COMPENSATION OF EMPLOYEE

Compensation

Section 3.01. Executive will be paid a salary of $96,000.00 per year, which is the sole discretion of the Board of Directors of Employer.

ARTICLE 4. PROPERTY RIGHTS OF THE PARTIES

Confidentiality

Section 4.01. Executive recognizes that Employer has and will have information regarding the following: products, samples, prices, costs, discounts, future plans, business affairs, trade secrets, technical matters, customers’ lists, customer account numbers, customer access codes, customer billing information, and other vital information (collectively “Information”) which is valuable, special and unique properties of Employer or customer. Executive agrees that Executive will not at any time (even after Executive ceases to be employed by Employer) or in any matter, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without prior written consent of the Employer. Executive will protect the Information and treat it as strictly confidential even if Executive is no longer employed by Employer. A violation by Executive of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief. Any attorney’s fees incurred by Employer due to Executive’s violation of this section shall be at the expense of the Executive.

Soliciting Customers After Termination of Employment

Section 4.02. Executive acknowledges and agrees that the names and addresses of Employer’s customers constitute trade secrets of Employer and that the sale of unauthorized use or disclosure of any of Employer’s trade secrets obtained by Executive during Executive’s employment with Employer, either directly or indirectly (1) make known to any person, firm, or corporation the names or addresses of any of Employer’s customers or any other information pertaining to them; or (2) call on, solicit, or take away, or attempt to call on, solicit, or take away any of Employer’s customers on whom Executive called or with whom Executive became acquainted during Executive’s employment with Employer, either on Executive’s behalf or that of other person, firm, or corporation.

Ownership of Customer Records

Section 4.03. All records of the accounts of customers and any other records and books relating in any manner whatsoever to the customers of Employer, whether prepared by Executive or otherwise, shall be the exclusive property of Employer regardless of who actually purchased the original book or record.

ARTICLE 5. TERMINATION OF EMPLOYMENT

Term and Termination

Section 5.01. The term of this Agreement shall begin on January 1st, 2025, and shall continue for a period of one (1) year (Initial Term). The term of this Agreement shall automatically renew for successive one (1) year periods unless otherwise terminated as provided in this Agreement. Either party may request that this Agreement be renegotiated or terminated by giving written notice to the other party at least (90) day calendar days prior to the end of the initial term or any renewal thereof.

Return of Property

Section 5.02. Upon termination of this Agreement, Executive shall deliver all property (including keys, records, notes, data, memoranda, models, customer files and equipment) that is in Executive’s possession or under Executive’s control that is Employer’s property or related to Employer’s business.

ARTICLE 6. GENERAL PROVISIONS

Notices

Section 6.01. Any notices to be given by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Arbitration

Section 6.02. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration with a neutral arbitrator, and judgment on the award rendered may be entered in any court having jurisdiction.

Attorneys’ Fees and Costs

Section 6.03. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which the prevailing party may be entitled. This provision shall be construed as applicable to the entire contract.

Entire Agreement

Section 6.04. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or biding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

Partial Invalidity

Section 6.05. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

Section 6.06. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Executed on February 21, 2025, at El Monte, California.

EMPLOYER

MAISON SOLUTIONS INC.

By:	/s/ John Jun Xu
Name:	John Jun Xu
Title:	Chief Executive Officer, Chairman and President

EMPLOYEE

/s/ Xi (Jacob) Cao
XI (JACOB) CAO